NEWS RELEASE
FOR RELEASE ON OR AFTER: July 26, 2010
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

STEPHEN BURT JOINS REGAL BELOIT CORPORATION’S
BOARD OF DIRECTORS

July 23, 2010 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) announced today that Mr. Stephen Burt has joined the Company’s Board of Directors as a Class “A” Director with his initial term continuing until the 2011 annual shareholders meeting.   Additionally, the Company announced an increase in the size of the board from nine to ten directors.

Mr. Burt is a managing director in the Chicago office of independent financial advisory and investment banking firm Duff & Phelps.  He is the leader of the firm's Mergers and Acquisitions (M&A) Advisory practice and president of Duff & Phelps Securities, drawing on more than 15 years of global M&A experience.  Mr. Burt holds an M.B.A. in finance from DePaul University and a B.S. in finance from Indiana University.

 “We are extremely pleased to have Mr. Burt join our Board. His global experience in business, business strategy, and corporate development will be a great asset to us as we continue to execute our growth strategy,” stated Henry W. Knueppel, Regal Beloit Corporation’s Chairman and Chief Executive Officer.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regalbeloit.com